News From

Walgreen Co. Corporate Communications    ●    108 Wilmot Road    ●    Deerfield, Ill. 60015    ●    (847) 914-2500

Media Contact:  Michael Polzin, 847-315-2920
Investor Contacts:  Rick Hans, CFA, 847-315-2385
                                   Lisa Meers, CFA, 847-315-2361

FOR IMMEDIATE RELEASE	http://news.walgreens.com

Walgreen Co. Reports Fiscal 2012 First Quarter Earnings of $554 Million
and Diluted Earnings Per Share of 63 Cents

●	First quarter sales increase 4.7 percent over year-ago quarter to record $18.2 billion
●	Company fills a first-quarter record 208 million prescriptions, up 2.5 percent over year-ago quarter
●	$803 million returned to shareholders in first quarter, including largest quarterly dividend payout in company history

DEERFIELD, Ill., Dec. 21, 2011 – Walgreens (NYSE, NASDAQ: WAG) today announced earnings and sales results for the first quarter of fiscal year 2012 ended Nov. 30.

Net earnings were $554 million, a 4.5 percent decrease from $580 million in the same quarter a year ago. Net earnings per diluted share for the quarter increased 1.6 percent to 63 cents, compared with 62 cents per diluted share in the year-ago quarter. Compared with the prior year’s quarter, the delay in the cough/cold and flu season impacted net earnings per diluted share by 1 cent, while the strategic decision to no longer be part of the Express Scripts, Inc. pharmacy provider network as of Jan. 1, 2012, cost 1 cent per diluted share in comparable pharmacy sales and 1 cent per diluted share in related expenses.

 Total gross profit dollars increased $159 million, or 3.2 percent, compared with the year-ago quarter, with gross profit margins decreasing 0.4 percentage point versus the year-ago quarter to 28.1 as a percentage of sales. The decline was driven by retail pharmacy margins which saw a reduction in reimbursement rates, while front-end margins remained steady. The company expects an increase in gross profit growth from new generic drug introductions, including generic Lipitor, during the second half of the fiscal year compared with what was seen in the first quarter. The LIFO provision was $45 million this year versus $42 million last year.

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Selling, general and administrative expense dollars increased 5.0 percent compared with the year-ago quarter, including 0.8 percentage point for operating and integration costs for drugstore.com, acquired in June 2011.

Walgreens President and CEO Greg Wasson said, “The first quarter was expected to be a very challenging one for gross profit dollar growth as we faced comparisons with strong gross profit performances in the first quarter of the two previous years. Despite that, we’re pleased with important aspects of our business including our record sales of $18.2 billion, the first-quarter record number of prescriptions filled, the continued profitable growth of our front-end business and delivering on our commitment to return cash to our shareholders.”

With the successful rollout of its Customer Centric Retailing (CCR) initiative completed across the chain, Walgreens continued to post better comparable front-end store sales increases than its largest competitors.

“We believe CCR has been a significant factor in driving strong front-end sales increases while maintaining front-end gross profit margins compared with the year-ago quarter,” said Wasson. “We feel very confident in our key front-end strategies such as beauty, fresh food and private brand to drive sales in the upcoming quarters.”

Sales

First quarter sales increased 4.7 percent from the prior-year quarter to $18.2 billion. Total sales in comparable stores (those open at least a year) increased 2.5 percent in the quarter, while front-end comparable store sales increased 2.4 percent. Customer traffic in comparable stores decreased 0.2 percent for the first quarter, while basket size increased 2.6 percent.

Prescription sales, which accounted for 65.5 percent of sales in the quarter, increased 4.2 percent, while prescription sales in comparable stores increased 2.6 percent. The company filled a record 208 million prescriptions in the quarter, an increase of 2.5 percent over last year’s first quarter. Prescriptions filled in comparable stores increased 1.8 percent in the quarter. The company exceeded by 2.3 percentage points the prescription growth rate of the rest of the industry during the same period as reported by IMS Health. As of Nov. 30, Walgreens increased its retail prescription market share 40 basis points from a year ago to 19.9 percent, also as reported by IMS Health on a 30-day adjusted basis.

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Other First Quarter Highlights

During the first quarter, the company bought back $601 million in company stock as part of its current share repurchase program.

Flu shots administered at pharmacies and clinics this flu season through Nov. 30 totaled 5.0 million compared with 5.6 million a year ago. “This year’s cough/cold and flu season has seen less activity than a year ago,” said Wasson. “According to the Centers for Disease Control and Prevention, flu season peaks in January and February 70 percent of the time. Therefore, we still anticipate demand this winter for flu-related products.”

Take Care Health Systems, a wholly-owned subsidiary of Walgreens, began operating the LifeConnections Health Center on the campus of Cisco Systems, Inc. in San Jose, Calif., which includes an onsite Walgreens pharmacy.

The company opened or acquired 71 new drugstores (a net gain of 51 after relocations and closings) in the quarter compared with 121 (or a net gain of 89) in the year ago quarter.

Express Scripts Update

As announced on June 21, Walgreens does not plan to be part of the Express Scripts pharmacy provider network beginning Jan. 1 as a result of unsuccessful contract renewal negotiations. The company believes that the long-term ramifications of accepting Express Scripts’ below market proposal would be much worse than any short-term impact to its earnings.

“Over the course of the last several months, we have seen an increasing number of health plans and employers taking steps to ensure Walgreens will remain in their pharmacy networks,” said Wasson. “In addition, we are in active negotiations with many more to provide access to Walgreens in their networks as soon as their contracts allow.”

To date, well over 100 health plans, employers and other Express Scripts clients have informed Walgreens that they have either changed pharmacy benefit managers (PBMs) or taken steps consistent with their contracts to maintain access to Walgreens pharmacies in 2012.

Based on the company’s current estimates, and the current assumption that it will not be in Express Scripts’ pharmacy networks beginning Jan. 1, including for clients such as Tricare and WellPoint, Walgreens expects to achieve 97 to 99 percent of its fiscal 2011 prescription volume in fiscal 2012.  Because the Express Scripts/Medco merger remains under review, the company has made no assumption regarding the consummation, timing or impact of the merger related to its business for fiscal 2012.

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 “While we remain open to any fair and competitive offer from Express Scripts, we firmly believe that accepting their proposal was not in the best long-term interests of our shareholders,” said Wasson. “Therefore, we have begun to execute plans to achieve our cost of goods sold and SG&A reduction goals for operating without Express Scripts.”

Moving Forward

For the remainder of fiscal 2012 and in fiscal 2013, Walgreens expects to benefit from the introduction of new generic prescription drugs, plans to reduce SG&A expenses and the upcoming PBM selling season.

During next year’s PBM selling season, Walgreens expects to be part of nearly all PBM networks except those under Express Scripts. In a white paper released by Walgreens yesterday, the company highlighted a proprietary employer survey of more than 800 executives and managers involved in pharmacy benefit decisions. The survey showed most employers would demand significant discounts from their PBM in return for excluding Walgreens from their pharmacy network. More than 80 percent of employers said they would not exclude Walgreens from their network for less than 5 percent savings on their total pharmacy spend, and 60 percent of employers said they would not exclude Walgreens for less than 10 percent savings.

Unlike other sectors in the health care industry, where complex medical procedures can vary significantly in costs, the overall level of retail pharmacy reimbursements, on average, tends to vary modestly. The vast majority of pharmacy reimbursement falls within a narrow band, typically less than 5 percent of one another. Walgreens unit prices fall within that narrow band and are especially competitive when compared with pharmacies that provide comparable levels of convenience and service, including drive-thru pharmacies and 24-hour locations.

As pointed out in a recent white paper by Catalyst Rx, a Maryland-based PBM, a case study client paid $6 less per prescription at Walgreens than at the average of all other pharmacies combined.

Specifically regarding a potential Express Scripts pharmacy network without Walgreens, the survey found that 60 percent of self-insured employers and 45 percent of insured groups said they would be less likely to choose or renew with Express Scripts as a result of Walgreens not being included.

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“These results, and what we’re seeing in the marketplace, confirm our confidence as next year’s PBM selling season begins,” said Wasson. “We’re already working with many health plans and PBMs who value the role Walgreens and community pharmacies play in lowering overall health care and prescription costs. We are reducing total health care costs through our industry-leading generic utilization and generic efficiency rates, our leading 90-day-at-retail program, our programs to improve medication adherence, and other health care solutions such as our diabetes and blood pressure testing programs. Through relationships with more than 100 health groups and recent collaborations with DeKalb Medical in metro Atlanta and Louisiana State University Health Sciences Center and LSU Healthcare Network, our national award-winning flu shot program, and our new pilot health and daily living store format in Chicago and Indianapolis, we are changing how health care is delivered. We plan on building on this momentum in 2012 and accelerating our strategies to take our company to where the marketplace wants to go. We will continue the transformational work we have under way to improve access to quality care while lowering pharmacy costs and overall health care costs for patients and payers.”

At Nov. 30, Walgreens operated 8,261 locations in all 50 states, the District of Columbia, Puerto Rico and Guam. The company has 7,812 drugstores nationwide, including 139 hospital on-site pharmacies. Walgreens also operates worksite health centers, home care facilities, and specialty and mail service pharmacies. Its Take Care Health Systems subsidiary manages more than 700 in-store convenient care clinics and worksite health and wellness centers.

Walgreens will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, Dec. 21. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, Dec. 21 through Dec. 28 by calling 888-203-1112 within the U.S. and Canada, or 719-457-0820 outside the U.S. and Canada, using replay code 4956358.

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Statements in this release that are not historical, including, without limitation, statements regarding expected prescription volume, store growth, retained Express Scripts business, network participation, cost reduction initiatives and cough/cold and flu season, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "outlook," "would," "could," "should," "project," "intend," "plan," "continue," "believe," "seek," "estimate," "anticipate," “on track,” "may," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, changes in economic and market conditions, competition, risks associated with new business areas and activities, changes in vendor, payer and customer relationships, the availability and cost of real estate and construction, risks associated with acquisitions, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K which is incorporated herein by reference and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2011	2010

Net sales	$18,157	$17,344

Cost of sales (1)	13,053	12,399
Gross Profit	5,104	4,945
Selling, general and administrative expenses	4,204	4,004
Operating Income	900	941

Interest expense, net	17	20

Earnings Before Income Tax Provision	883	921
Income tax provision	329	341
Net Earnings	$554	$580
Net earnings per common share:
Basic	$.63	$.62
Diluted	$.63	$.62

Dividends declared	$.2250	$.1750

Average shares outstanding	879.7	928.8
Dilutive effect of stock options	5.5	5.5
Average Diluted Shares	885.2	934.3

	Percent of Sales

Net sales	100.0%	100.0%

Cost of Sales	71.9	71.5
Gross Margin	28.1	28.5
Selling, general and administrative expenses	23.1	23.1

Interest expense, net	0.1	0.1

Earnings Before Income Tax Provision	4.9	5.3
Income tax provision	1.8	2.0
Net Earnings	3.1%	3.3%

(1) Fiscal 2012 first quarter includes a LIFO provision of $45 million versus $42 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	November 30,	November 30,
	2011	2010
Assets
Current Assets:
Cash and cash equivalents	$1,094	$2,062
Accounts receivable, net	2,586	2,472
Inventories	8,231	7,909
Other current assets	196	220
Total Current Assets	12,107	12,663
Non-Current Assets:
Property and Equipment, at cost, less
accumulated depreciation and amortization	11,699	11,197
Goodwill	2,017	1,896
Other non-current assets	1,606	1,288
Total Non-Current Assets	15,322	14,381
Total Assets	$27,429	$27,044
Liabilities and Shareholders' Equity
Current Liabilities:
Short-term borrowings	$11	$13
Trade accounts payable	4,778	4,955
Accrued expenses and other liabilities	3,091	2,780
Income taxes	349	401
Total Current Liabilities	8,229	8,149

Non-Current Liabilities:
Long-term debt	2,390	2,389
Deferred income taxes	284	360
Other non-current liabilities	1,852	1,783
Total Non-Current Liabilities	4,526	4,532

Shareholders' Equity	14,674	14,363

Total Liabilities and Shareholders' Equity	$27,429	$27,044

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended November 30,
	2011	2010

Cash flows from operating activities:
Net earnings	$554	$580
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	277	273
Deferred income taxes	21	(1)
Stock compensation expense	35	26
Other	3	4
Changes in operating assets and liabilities -
Accounts receivable, net	(89)	(30)
Inventories	(178)	(526)
Other assets	31	17
Trade accounts payable	(32)	370
Accrued expenses and other liabilities	(28)	76
Income taxes	163	327
Other non-current liabilities	52	49
Net cash provided by operating activities	809	1,165

Cash flows from investing activities:
Additions to property and equipment	(419)	(273)
Proceeds from sale of assets	24	13
Business and intangible asset acquisitions, net of cash received	(70)	(63)
Payments made related to sale of business	(29)	-
Other	(3)	(11)
Net cash used for investing activities	(497)	(334)

Cash flows from financing activities:
Stock purchases	(608)	(510)
Proceeds related to employee stock plans	42	29
Cash dividends paid	(202)	(166)
Other	(6)	(2)
Net cash used for financing activities	(774)	(649)

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(462)	182
Cash and cash equivalents at beginning of year	1,556	1,880
Cash and cash equivalents at end of period	$1,094	$2,062

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